FOR IMMEDIATE RELEASE

Friday, May 9, 2008, 08:00 AM EST

SHINE MEDIA ACQUISITION CORP. ANNOUNCES THE SIGNING OF A DEFINITIVE AGREEMENT TO ACQUIRE ONE OF THE LARGEST GREEN RESOURCES COMPANY IN CHINA

Shanghai, China, May 9, 2008 -- /BusinessWire/ Shine Media Acquisition Corp. (OTCBB: SHND, SHNDW, SHNDU) ("Shine") today announced that it has signed a Definitive Agreement to acquire China Greenscape Co., Ltd. (“Greenscape”), a BVI company that owns 100% of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (the "Company"). The Company is one of the largest green resources companies in China (and the largest in the Eastern China region including Shanghai area) supplying trees and plants to China’s cities and developing communities.

Greenscape is one of the few companies in China that is large enough to meet the central government mandated green needs of entire cities, urban and industrial development zones. In just 6 years of operations, the Company has accumulated an inventory of over 8 million trees and plants, a growing area of over 3,100 acres, and the unique ability to develop and acquire millions of additional trees and plants each year. The Company’s after-tax earnings have grown from just US$5.7 million in 2004 to over US$17.8 million in 2007. As of December 31, 2007 the Company has over US$250 million in backlog contracts covering the next 4 years.

Mr. David Chen, CEO of Shine, noted, “Greenscape is one of China’s largest and most successful environmentally focused companies. The scale and the growth of the urbanization movement in China is unprecedented. The Chinese government is rapidly expanding existing cities and plans to create many new cities each year to accommodate the booming urban population. Every city expansion and new cities built will require a substantial amount of green coverage, not only to comply with the central government’s policy for more than 10 square meters of public green area per capita and more than 35% city green coverage rate (by 2010), but also to attract investment, reduce carbon dioxide levels and promote a healthy and adequate groundwater supply. Through our diligence process and working towards this merger, we have been impressed with the principals and staff of Greenscape.”

“Greenscape is well positioned to capitalize on two significant trends in China: that of increased urbanization and the government’s environmental mandate to increase green space. We are very excited to be partnering with the market leader and look forward to building on the Company's track record of growth and success”, commented Richard Chang, Non-Executive Chairman of Shine.

Prior to close of the transaction, Shine will merge with a wholly owned subsidiary, Green China Resources (“GC Resources”) located in the British Virgin Islands. At the close of the transaction, Greenscape stockholders will receive 30,800,000 shares of GC Resources common stock in exchange for all of the outstanding common stock of Greenscape. Following the close, there will be an Exchange Offer made to Greenscape’s Preferred Shareholders to exchange their Greenscape preferred shares for US$25,000,000 and 6,500,000 shares of GC Resources common stock. As additional purchase consideration, Greenscape Stockholders will be issued up to an aggregate of 21,000,000 additional shares of GC Resources common stock if certain net income targets over the time period are achieved.

Mr. Henry Zhu, Greenscape’s CEO commented, “We are excited to have the opportunity to join with Shine and become a U.S. publicly listed company. This transaction will make us financially stronger and instill best practices in corporate governance. This, in turn, will enable us to take advantage of a greater number of opportunities and will accelerate our growth to become one of the leading green resources companies in Asia.”

More information will be provided in the 8K to be filed with SEC by Shine.

Contact:
Shine Media Acquisition Corp.
Estelle Lau, 1 (978) 746-4777
Investor Relations and General Counsel
info@shndu.com

About Shine Media Acquisition Corp.:

Shine Media Acquisition Corp. is a blank check company incorporated in June 2005 to acquire an operating business in the media and advertising industries in the People’s Republic of China. Although Greenscape’s business is not within this scope, Shine’s board and management will seek shareholders approval to remove this restriction in the normal course of closing this transaction.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Shine, Greenscape and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Shine's and Greenscape's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Greenscape is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from or introduction of new and superior products by other providers in the industry; timing, approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Shine's filings with the Securities and Exchange Commission, including its report on Form 10-Q for the period ended March 31, 2008 and Form 10-K for the period ended December 31, 2007. The information set forth herein should be read in light of such risks. Neither Shine nor Greenscape assumes any obligation to update the information contained in this press release.

In connection with the pending transaction, Shine will file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus for the stockholders of Shine. The stockholders of Shine are urged to read the Registration Statement and the Proxy Statement/Prospectus, when it is available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about Greenscape, Shine and the proposed transaction. The final Proxy Statement/Prospectus will be mailed to stockholders of Shine after the Registration Statement is declared effective by the SEC. Shine stockholders will be able to obtain the Registration Statement, the Proxy Statement/Prospectus and any other relevant filed documents for free at the SEC's website (www.sec.gov).

Greenscape and Shine and their respective directors and officers may be deemed to be participants in the solicitation of approvals from Shine stockholders in respect of the proposed transaction. Information regarding Shine’s participants will be available in the Proxy Statement /Prospectus. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement / Prospectus.